Exhibit 10.17
TERMS OF ADDITIONAL ENGAGEMENT AGREEMENT
FOR INDIVIDUAL INDEPENDENT CONTRACTOR
          This Terms Of Additional Engagement Agreement For Individual Independent Contractor (this “Agreement”) is made and entered into as of January 1, 2011 (the “Execution Date”), by and between Diamond Resorts Centralized Services Company (the “Company”) and Praesumo Partners, LLC (“Independent Contractor”). Capitalized terms shall have those defined meanings as set forth immediately in parenthesis by the phrase defined, or as set forth in the definition section herein.
1.	GENERAL DESCRIPTION OF ENGAGEMENT. Independent Contractor will provide LOWELL KRAFF as a consultant to perform such duties that are assigned to Independent Contractor by the Company related to acquisition, development and finance and such other services as shall be mutually agreed upon by Independent Contractor and the Company. Independent Contractor shall report directly to Stephen J. Cloobeck.

2.	TERM OF AGREEMENT. This Agreement shall be for a one year term commencing as of January 1, 2011. No oral extensions of this agreement are allowed. The contract may be renewed at the sole discretion of the Company on a month to month basis upon written execution of a new agreement approved by the Company’s legal department and executed by all parties.

3.	AUTOMATIC TERMINATION OF AGREEMENT. It is further understood and agreed that this Agreement shall automatically terminate, without notice or action, in the event of the death of the Independent Contractor; in the event Independent Contractor shall be unable to perform the essential functions of his position; in the event of the dissolution, termination of existence, insolvency, business failure, appointment of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy, or insolvency laws by or against the Independent Contractor; in the event that Independent Contractor has committed any act of fraud or embezzlement in the performance of his duties or has in any way mishandled or misappropriated funds belonging to Company or its customers; Independent Contractor is convicted or indicted for breaching any law including but limited to those relating to the promotion of timeshares; Independent Contractor’s dishonesty or serious misconduct in relation to any aspect of the Company’s business, or other conduct by Independent Contractor calculated or with the potential to bring the Company into disrepute or to materially damage or materially affect prejudicially the interests of the Company; Independent Contractor’s failure to follow the reasonable directions of the Company; or a breach by Independent Contractor of this Agreement. The above is a non-exhaustive list of “cause” for termination under this Agreement.

4.	PROMOTION OF GOODWILL. Independent Contractor hereby agrees dutifully to perform services for the Company as a consultant, and agrees to devote Independent Contractor’s best efforts to the affairs of the Company, to faithfully and diligently endeavor to promote the best interests of the Company and comply with all policies, rules, regulations and procedures established by the Company from time to time in order to maintain and increase, rather than diminish, the goodwill of the Company.

5.	KNOWLEDGE OF COMPANY POLICIES AND PRODUCTS. Independent Contractor acknowledges and agrees that Independent Contractor must initially and continually develop accurate and complete knowledge of Company policies, procedures and techniques. Independent Contractor agrees that Independent Contractor will constantly possess product knowledge, which, under this Agreement, means a thorough knowledge of Company’s affiliated resorts and the timeshare interests that can be purchased.

6.	COMPENSATION. As compensation for productive services to the Company and for timely and total performance of each obligation herein, Independent Contractor shall be paid monies only while LOWELL KRAFF is serving as a consultant in accordance with the following. The Compensation is not based on the number of hours worked by Independent Contractor. Independent Contractor shall be entitled to no other compensation except as expressly provided herein. Without limiting the generality of the above sentence, Independent Contractor shall not receive or otherwise be entitled to participate in any Company benefit programs of any sort, unless and only to the extent expressly agreed to in writing. The Company has no obligation to pay any employee or agent of the Independent Contractor and the Independent Contractor shall indemnify the Company against any such claims by such employees or agents. For all services to be rendered by Independent Contractor, Independent Contractor will receive $1,500,000 (One Million Five Hundred Thousand U.S. Dollars), payable in twelve (12) equal monthly installments of $125,000 for services rendered during such periods. The first monthly payment will be paid in January 2011 upon the execution and delivery of this Agreement and each subsequent monthly payment will be paid not later than the first business day of each succeeding month.

7.	DEDUCTION OF MONIES DUE. Independent Contractor agrees that Company shall be entitled to deduct, offset or otherwise withhold from Independent Contractor’s compensation any monies due including, without limitation, advances, training fees, stolen property and any damages arising from, related to or in connection with a breach of this Agreement, or any monies otherwise due to Company or its affiliates.

8.	INDEPENDENT CONTRACTOR STATUS. It is the intent and understanding of the parties hereto that Independent Contractor is solely an independent contractor of the Company. The Company and Independent Contractor shall not be considered to be partners, joint venturers or in any other similar relationship in which one party is entitled to share in the profits of the other. Independent Contractor shall retain sole and absolute discretion and judgment in the manner and means of carrying out Independent Contractor’s duties and activities. The Company will describe to Independent Contractor the basic responsibilities and the Company then shall rely on Independent Contractor’s expertise to execute the responsibilities. The Company shall not, except to the extent required by law, have the right to direct or limit Independent Contractor’s activities, including but not limited to, Independent Contractor’s hours, production, reports, schedule, services, inventory, time off training and vacation. Independent Contractor shall at all reasonable times make himself available to consult and advise the Company.

9.	INDEPENDENT CONTRACTOR’S LIMITED AUTHORITY TO BIND COMPANY. Independent Contractor does not have authority to enter into any business transactions or contracts on behalf of the Company unless specifically authorized in writing in accordance with the provisions set forth herein. The Company shall not be liable for any expenses incurred by Independent Contractor or for any acts of Independent Contractor, except as specifically required and approved in advance in writing by Stephen J. Cloobeck, or as expressly permitted by this Agreement. Independent Contractor shall not obligate the Company for materials, services, the purchase of real property, or in any other away without first obtaining written consent of Stephen J. Cloobeck. Independent Contractor shall have no authority to bind the Company by any promise or representation unless such promise or representation is specifically authorized in writing by Stephen J. Cloobeck. In the event the Company elects, in its sole and absolute discretion, to advance sums to Independent Contractor for fees or other items, Independent Contractor shall repay the same to the Company on demand and the Company may deduct or offset such advances from the Earnings Payable otherwise payable to Independent Contractor. The Company shall not treat Independent Contractor, or Independent Contractor’s agents, as employee(s) and Independent Contractor shall be solely responsible for paying his income tax and filing the necessary tax, unemployment, social security, and any other forms applicable to his own employees and agents. Independent Contractor shall be solely responsible for paying his employees and agents and shall indemnify to the fullest extent (without limiting the generality of any other indemnity section herein) the Company and the Company Affiliate Group (as defined below) against any claims made by such individuals.

10.	COMPLIANCE WITH LEGAL REQUIREMENTS. Independent Contractor acknowledges that the State of Nevada and other governmental jurisdictions have adopted extensive rules, regulations, ordinances and statutes specifically pertaining to all Company operations. Independent Contractor agrees to comply with all governmental requirements essential to the right of Company to continue to do business in the governmental jurisdictions involved. Independent Contractor shall be solely and fully responsible for his compliance with any laws relating to timeshare companies. In the event the government creates new legislation, laws, or regulations applicable to this Agreement or the activities of Independent Contractor with regard to the Agreement, Independent Contractor shall be solely and fully responsible for compliance with such laws, and, upon being made aware of the initial drafting of such law, legislation, or enactment, will obtain a copy and forward the same to the general counsel for the Company.

11.	NON-COMPETE. During the term of this Agreement, neither Independent Contractor nor its agents, contractors or employees shall directly or indirectly perform any similar services related to, in connection with or directly or indirectly for any other national or international timeshare, vacation ownership or vacation club program, or for Independent Contractor’s own benefit. Independent Contractor represents that Independent Contractor shall not at any time during this Agreement be subject to any obligations or agreements of any nature whatsoever to any other party, so as to prohibit or impair Independent Contractor’s performance under this Agreement.

12.	NON-SOLICITATION. To meet the demands of the business, the Company invests a lot of time and resources in hiring and training quality employees, and in finding and building relationships with customers and business partners. In recognition of the Company’s investment, Independent Contractor agrees that during the term of this Agreement and for one (1) year after that:
(a)	Independent Contractor will not directly or indirectly induce or attempt to induce any person then engaged or employed part-time or full-time by the Company, whether as an officer, employee, consultant, advisor or independent contractor, to leave the employ of the Company or to cease providing or otherwise alter the services then provided to the Company; and

(b)	Independent Contractor will not directly or indirectly induce or attempt to induce any customer or business partner of the Company to cease doing business with the Company.
13.	PROTECTION OF CONFIDENTIAL INFORMATION. In the course of engagement with the Company, Independent Contractor may have access to “Confidential Information” concerning the Company’s or its affiliate’s business, affairs, employee relationships, independent contractor relationships, contracts, client relationships or potential customers or lead relationships or existing customer relationships or any other assets. Independent Contractor acknowledges that such Confidential Information constitutes valuable trade secrets and the sole property of the Company and its affiliates. Accordingly, Independent Contractor will not, at any time, reveal, divulge or make known any Confidential Information to any person other than with the express written consent of the Company and its affiliates and will not make any use of any Confidential Information for the benefit or the gain of the Independent Contractor. For purposes of this Agreement, “Confidential Information” includes without limitation, any and all client or customer names, phone numbers and addresses, Company’s or its affiliates’ manuals, sales techniques, competitive marketing analyses, registration cards, books, papers, records, marketing materials, letters, forms, information related in any manner whatsoever to the Company’s or its affiliate’s financial, accounting, banking or pecuniary information relating to the Company or its affiliates, contract packages, files, computer disks, written, printed or computer-generated material, and all other property (including computer or hard copies of such property) related to the business of the Company or its affiliates. “Confidential Information” also includes any information related to or concerning the Company or its affiliates and their businesses which the Company or its affiliates deem confidential or proprietary, or is not generally known to and cannot be readily ascertained through proper means by persons or entities who can obtain any type of value from its disclosure or use to the detriment of the Company or its affiliates. Independent Contractor will hold in strictest confidence all Confidential Information and other data pertaining to the Company or its affiliates furnished to Independent Contractor or developed by Independent Contractor. Independent Contractor will not remove, reveal, divulge or make known to any person or entity other than with the prior written consent of Independent Contractor or its affiliates any Confidential Information.

All information, records and documents conceived, devised, made, developed, or perfected by Independent Contractor during the term of this Agreement, or extension hereof, and related to the Company or the Company Affiliate Group shall be promptly disclosed to and become the property of the Company. Independent Contractor shall deliver to the Company all documents received and a copy of all documents written by Independent Contractor pertaining to the Company or the Company Affiliate Group.

Independent Contractor will notify the Company immediately if he receives a Subpoena or other legal process and will cooperate in any effort of the Company to comply with or to contest the legal process.

It is further understood and agreed that, without limiting the generality of the preceding paragraphs, Independent Contractor’s use of such names and/or prospects, whether supplied by Company or secured by Independent Contractor, for any purpose other than for the furtherance of Company’s business, shall be considered a breach of this Agreement and an unlawful violation and abuse of trust, and as such will be subject to such remedies as the law may provide. In the event such unauthorized or unlawful disclosure or use is made, both parties agree that it would be impractical and extremely difficult to estimate the damages that Company would suffer. Therefore, the parties have agreed that a reasonable estimate of Company’s detriment upon any one breach is $10,000.00 per customer/prospect names and address disclosed, as Company’s non-exclusive monetary remedy per occurrence of breach. Such liquidated damages are not intended as a forfeiture or penalty. It is also agreed that in the event of such unauthorized or unlawful disclosure or use as is described above, Company has the right to request an ex parte temporary restraining order from a court of competent jurisdiction, without posting a bond or other security, to restrain such unauthorized or unlawful disclosure.

In no event shall Independent Contractor use the trademarks, trade names, service marks, copyrights, or any other proprietary marks of the Company or its affiliates in any advertising, publication, or other usage, unless such usage is pre-approved in writing by Stephen J. Cloobeck.

At the termination of Independent Contractor’s engagement, or at any other time the Company or its affiliates may request, Independent Contractor shall promptly deliver to the Company or its affiliates all memoranda, notes, plans, records, reports, computer tapes and software and any other documents and data (and all copies thereof) embodying, containing or relating to the Confidential Information, work product or business of the Company, and its affiliates, which Independent Contractor may then possess or have under his control.

Independent Contractor acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the Company and its affiliates and that the Company and its affiliates will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, Independent Contractor agrees that, in addition to any other relief to which the Company and its affiliates may be entitled in the form of actual or punitive damages, the Company and its affiliates shall be entitled to injunctive relief as a non-exclusive remedy from a court of competent jurisdiction (without posting a bond therefore, or by posting a bond in the amount of $100, if required) for the purposes of restraining Independent Contractor from any actual or threatened breach of such provisions.

Independent Contractor acknowledges and agrees that Company has the absolute right to notify any prospective Company of Independent Contractor of the confidentiality and related provisions in this Section hereof, where Company determines that Independent Contractor may be in violation hereof by virtue of such prospective engagement, or by virtue of conduct during such engagement. In this regard, without limitation, Company may pursue the prospective or subsequent employer or Company for possible interference with contract claims against such Company. Nothing in this paragraph limits Company’s remedies against Independent Contractor for breach of this Agreement.

Independent Contractor shall not hire any employees or agents to fulfill the obligations of this contract.

The provisions of this Section in their entirety shall survive any termination of this Agreement.

14.	INDEMNITY. Independent Contractor agrees to indemnify the Company and the Company Affiliate Group, and each of their owners, partners, subsidiaries and affiliates, and each such entities, agents, employees, officers, directors, successors and assignees (collectively “Indemnities”) and hold them harmless from all claims, demands and other liabilities, including costs and attorneys’ fees, to which they are subjected by reason of any act or occurrence related to this Agreement, the conduct of Independent Contractor (or its employees and agents) in performing or in failing to perform his obligations under this Agreement or otherwise related to this Agreement, any breaches hereunder, or any demands, claims or legal actions by Independent Contractor’s employees or agents, or any clam made by any current or former employee, contractor or agent of Independent Contractor which alleges or seeks to assert that the Company is such individual’s employer, or attempts to assert an employer-employee relationship with the Company.

15.	INSURANCE. Independent Contractor shall maintain, at its own expense, appropriate insurance in adequate amounts, including without limitation, liability insurance, automobile insurance and worker’s compensation insurance. Independent Contractor shall provide evidence of all such insurance to Company on a continuing basis.

16.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF INDEPENDENT CONTRACTOR. Independent Contractor hereby represents, warrants and covenants to the Company as follows:
(a)	LICENSURE. Independent Contractor possesses and will continue to possess all requisite licenses and permits in order to, and for the purpose of, rendering all services contemplated hereunder, and will otherwise comply with all laws.
(b)	EXPERTISE. Independent Contractor is familiar with the United States timeshare industry.

(c)	NON-EMPLOYEE STATUS. Independent Contractor is an “authorized limited agent of the Company” and not an employee, partner or other type of representative of the Company and Independent Contractor will not, publicly or privately, hold himself out as being an agent or employee of the Company for any purposes. As such, Independent Contractor agrees at all times during the term of this Agreement to utilize only the name of the Independent Contractor in any advertising or representations to the public. Use of the trade name and trademarks of the Company or its affiliates are limited only to indicate that Independent Contractor is an authorized limited agent of the Company.

(d)	NO CONFLICT. Independent Contractor warrants that this Agreement does not conflict with any other agreement, written or oral, to which Independent Contractor is a party, or with any applicable law, rule, order, regulation, ordinance, decree or permit of any kind.

(e)	TAX COMPLIANCE. Independent Contractor (on his personal behalf and all of his affiliated companies) has at all times prior to the execution of this Agreement complied with all obligations under the Internal Revenue Code and similar regulations of federal, state and local taxing authorities, and covenants to comply fully with such regulations during the term of this Agreement. Independent Contractor (on his personal behalf and all of his affiliated companies) has not received any notice from any such authority regarding noncompliance or nonpayment in the last 10 years, has not entered into any formal agreement or settlement with such authorities in the past 10 years, and has not been during the past 10 years and is not now the subject of any tax levy, attachment, garnishment or otherwise. Independent Contractor shall submit evidence of all such matters upon the Company’s request.

(f)	LITIGATION. There are no actions, suits, proceedings or injunctions, pending or threatened against Independent Contractor.

(g)	NOTICE OF CHANGE. Independent Contractor shall immediately notify the Company in the event that any representation and warranty made herein becomes untrue in any way or is imminently about to become untrue with the passage of time.
17.	DEFINITIONS.
(a)	AGREEMENT: Agreement means this document.

(b)	COMPANY AFFILIATE GROUP: Company Affiliate Group means Diamond Resorts Centralized Services Company, and all of its affiliates.

(c)	CONFIDENTIAL INFORMATION: See Section 13 above for a definition.

(d)	EXECUTION DATE: Execution Date means the date both parties have signed this Agreement and this Agreement becomes effective.

18.	GOVERNING LAW. This Agreement and the rights and obligations hereunder shall be governed, construed and enforced, and all of the rights, powers, and liabilities of the parties shall be determined, in accordance with the laws of the State of Nevada, United States, except to the extent governed by U.S. federal law, irrespective of the fact that one or more of the parties now is, or may become, a resident of a different state or jurisdiction. This Agreement has been signed and accepted in Nevada, and a significant portion of the services provided hereunder is to be performed in Nevada. Independent Contractor agrees to exclusive jurisdiction of Clark County, Nevada.

19.	COSTS AND ATTORNEY’S FEES. If any act is necessary by the Company to enforce any provision of this Agreement, the Company shall be entitled to all costs and expenses incurred, including any and all attorney’s fees.

20.	FURTHER ASSURANCES. Each party hereto agrees to perform such further acts and to execute and deliver such further documents as may be reasonably necessary to carry out the provisions and intentions of this agreement.

21.	NOTICES. Notices required by the agreement shall be in English and shall be forwarded to the parties by certified mail, return receipt requested, by personal delivery service or by facsimile, so long as there is evidence of receipt by the other party, under local law, at the following addresses, or at any subsequent addresses given by the parties:

If to Independent Contractor:	Praesumo Partners, LLC
c/o LOWELL KRAFF
227 W. Monroe Street
Suite 3920
Chicago, Illinois 60606
Tel: (312) 357-8800

If to Company:	Diamond Resorts Centralized Services Company
ATTENTION: General Counsel
10600 W. Charleston Boulevard
Las Vegas, NV 89135
Any changes in the above addresses for notice shall be provided in writing to the party to this Agreement pursuant to the above terms within ten (10) days of such change.

22.	EXECUTION OF COUNTERPARTS. This agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instruments. Facsimile signatures herein, if any shall have the same weight and authority as original signatures.

23.	NO ASSIGNMENT. Independent Contractor may not assign, subcontract or transfer this Agreement or any portion thereof to any third party.

24.	CONFLICT WITH COMPANY POLICIES AND PROCEDURES. In the event of a conflict between Company’s policies and procedures as set forth herein and those in the

Company Policy and Procedure Handbook, as amended from time to time, this Agreement shall control.

25.	NO WAIVER. The failure of Company at any time to require performance by Independent Contractor of any provision hereof shall not be construed as a waiver of such provision and shall not affect in any way the full right to require such performance at any time thereafter. A waiver by the Company shall only be effective if it is in writing, and any such waiver by the Company shall be deemed to be a limited and not continuing waiver, limited only to the specific act or occurrence being waived at the time in question.

26.	ENTIRE AGREEMENT. This Agreement, together with any exhibits which are attached to and made a part of this Agreement, contain all the agreements, understandings, representations, conditions, warranties and covenants made between the parties hereto regarding the subject matter hereof and any and all modification and amendments hereto must be in writing duly and properly executed by both parties.

27.	SEVERABILITY. In the event that any of the provisions, or portions thereof, of this agreement are held to be unenforceable or invalid by any US court of competent jurisdiction, such provision shall be abrogated and shall become null and void, but the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and shall continue in full force and effect.

28.	GOVERNING LANGUAGE. In the event this Agreement or any document shall be translated into one or more languages, then the English version of such document shall control in the event of any conflict in interpretation.

29.	THIRD PARTY BENEFICIARIES. Each of the members of the Company Affiliate Group is a third party beneficiary hereunder.

30.	CAPTIONS. The captions appearing at the commencement of each section hereof are descriptive only and for convenience in reference to this Agreement and in no way whatsoever define, limit, or describe the scope and intent of this Agreement nor in any way affect this Agreement.

31.	AMENDMENTS/APPROVAL BY LEGAL DEPARTMENT. The form and content of this Agreement are approved by the Company’s legal department, as acknowledged by the initials, which serve as a footer to this agreement. Except hand-written insertions, which fill in pre-printed blanks, no modifications may be made to this form and no amendments may be made to this Agreement without the prior written approval of the Company’s legal department. This Agreement may be subsequently altered, amended, or modified only in writing signed by all of the parties herein, provided that the legal counsel to Company must sign any such modification or amendment for the same to be binding on Company. Any claims of oral representations or oral modifications, or any claims of modifications based on prior or continuing conduct, shall be of no force and effect.

32.	ADDITIONAL AGREEMENT. The parties acknowledge that this Agreement is made and entered into by them in addition to, and not in substitution for, that certain Terms of Engagement Agreement for Individual Independent Contractor, dated June, 2009, as extended by that certain Extension Agreement, effective as of June 1, 2010, as amended by that certain Amendment to Extension Agreement, dated as of January 1, 2011.
          In executing this Agreement, Independent Contractor has not relied on any inducements, promises, or representations by Company or any entity of the Company Affiliate Group, other than the terms and conditions of this Agreement. The parties have read, understood, and agree to the terms of this Agreement and have signed and dated this Agreement as indicated below.
          IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.
Praesumo Partners, LLC

By:	/s/ Lowell Kraff Lowell Kraff
Diamond Resorts Centralized Services Company

By:	/s/ David F. Palmer
Name: David F. Palmer
Title: President & CFO